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                                                                    Exhibit 10.1

                                            February 12, 1997

Mr. Martin J. Simon
1534 Broadway
Hewlett, New York  11557

Dear Marty:

         This letter sets forth our agreement concerning your retention as a consultant to First Central Financial Corporation (the "Company") and First Central Insurance Company ("First Central Insurance"), the termination of the Employment Agreement between First Central Financial Corporation and you dated as of March 18, 1994 (the "Employment Agreement") and your resignation as Chairman and Chief Executive Officer of the Company and First Central Insurance.

         1. CONSULTING SERVICES. The Company and First Central Insurance hereby retain you as a consultant to render such consulting services as you may from time to time be called upon to render, not to exceed 50 hours in any calendar year. In consideration thereof, the Company or First Central Insurance will pay you compensation at the rate of $104,000 per annum during the period from March 1, 1997 through December 31, 1999, payable monthly on or before the fifth business day of each month but the Company and First Central Insurance reserve the right to make payment more frequently. The Company's obligation to pay such compensation is unconditional and will be payable to you or to your estate, without offset or counterclaim, notwithstanding your death, disability or inability to render any requested consulting services. You shall be free to render services, whether or not of a competitive nature, on your own behalf or on behalf of any other person, firm or corporation. Payments or items of value provided to you pursuant to this Paragraph 1 or Paragraph 8 below shall be subject to all applicable federal, state and local taxes and withholding requirements. If the Company or First Central Insurance shall fail to make any required payment of compensation hereunder, which default shall not be cured by the expiration of five days after written notice thereof to the Company and First Central Insurance, the entire unpaid amount of compensation payable under this Paragraph 1 shall be forthwith due and payable. The Company and First Central Insurance shall not be entitled to more than one notice of default and opportunity to cure in any calendar year. Interest on amounts not paid when due shall accrue at the rate of 9% per annum.

         2. GROUP MEDICAL INSURANCE. Through December 31, 1999, at no cost to you, the Company shall provide group medical insurance coverage for you and your family, to the extent previously required under Paragraph 4(b) of the Employment Agreement.



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         3.  ELECTION  TO BOARD OF  DIRECTORS.  The  Board of  Directors  of the
Company will nominate you and will recommend to shareholders your election to the Company's Board of Directors at the 1998 Annual Meeting of Shareholders, provided that you shall be physically and mentally sound and provided also, that you shall be the beneficial owner, directly or indirectly, of at least 75% of such number of shares of common stock of the Company as you beneficially own at this time.

         4. INDEMNITY AGREEMENT. The Company hereby confirms the Indemnity Agreement dated and effective as of January 26, 1994 between the Company and you and agrees that such agreement is and will remain in full force and effect.

         5. PRESS RELEASE, DEROGATORY STATEMENTS. The Company will issue a press release relating to your resignation, retention as a consultant and continued status as a member of the Company's Board of Directors which press release shall be subject to your reasonable approval. Neither you on the one hand nor the Company on the other shall make any derogatory statements concerning the other.

         6. RESIGNATION. You hereby resign from the offices of Chairman and Chief Executive Officer of each of First Central Financial Corporation and First Central Insurance Company effective immediately.

         7. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement is hereby terminated and all obligations of each of the Company and you under the Employment Agreement are terminated.

         8. OFFICE. Until December 31, 1999, the Company or First Central Insurance will provide you, at the Company's option with:

                  8.1 rent free use of an approximately 150 square foot office to be designated by the Company located at the First Central Insurance building; or

                  8.2 the rental cost not to exceed $20.00 per square foot, of an approximately 150 square foot office selected and rented by you at a facility other than the First Central Insurance building.

                  All expenses incurred by you in the use of such office, other than rent, shall be at your expense. The Company or First Central Insurance will reimburse you for the reasonable cost of moving the furniture which you own personally to your new office.

         9. ATTORNEYS' FEES. The Company shall reimburse to you your reasonable attorneys' expenses in connection with the negotiation and execution of this agreement up to a maximum of $7,500. The Company will pay such amount upon submission of a copy of the bill from your attorney.


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         10. RELEASE.  You hereby forever release and discharge the Company, all its subsidiaries and affiliates, and all of their respective shareholders, officers, directors, agents, attorneys, servants and employees, and, without limiting your rights as set forth in the Indemnity Agreement referred to in Paragraph 4 above or under the Company's Certificate of Incorporation, the
Company  hereby  releases  you,  from  any  and  all  claims,   demands,  debts,
liabilities, accounts, obligations, costs, expenses, liens, actions, causes of action and remedies of any nature whatsoever, known or unknown, arising from the beginning of time until the date of this release, but not including acts
constituting  willful  misconduct,   intentionally  wrongful  acts,  or  conduct
constituting criminal behavior.

         11. MISCELLANEOUS. The foregoing constitutes the entire agreement between the Company and you and supersedes any prior agreement or understanding with respect to your employment by the Company or the termination thereof, including the Employment Agreement. You acknowledge that the Company has not made and in executing this agreement, you have not relied upon, any representations, promises or inducements, except to the extent that the same are expressly set forth in this agreement. This agreement and all of its terms shall be binding upon the parties, their heirs, spouses, estates, personal representatives, executors, successors and assigns (to the extent that any of the foregoing succeed to the interest of the parties hereunder). This agreement shall be governed and construed under New York law applicable to agreements to be performed entirely therein.

                  If the foregoing is in accordance with your understanding and agreement, kindly sign this letter below under the words "Agreed To and Accepted".


                                        Sincerely,

                                        FIRST CENTRAL FINANCIAL CORPORATION

                                        By:    /s/ Andrew W. Attivissimo
                                               ---------------------------------
                                               Andrew W. Attivissimo, President


                                        FIRST CENTRAL INSURANCE COMPANY

                                        By:    /s/ Andrew W. Attivissimo
                                               ---------------------------------
                                               Andrew W. Attivissimo, President

AGREED TO AND ACCEPTED:

 /s/ Martin J. Simon
-----------------------
     Martin J. Simon


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